Exhibit 99.1
www.genomichealth.com
Contacts:
Investors:
Brad Cole
Genomic Health
650-569-2281
investors@genomichealth.com
Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces Second Quarter 2008 Financial Results and
Business Progress
- Product Revenue Increased 81 Percent; Tests Delivered Grew 69 Percent Year over Year -
- Net Loss Continued to Narrow -
- Company Updates 2008 Guidance -
- Conference Call Today at 4:30 p.m. ET -
REDWOOD CITY, Calif., August 5, 2008 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended June 30, 2008.
Total revenue increased to $27.8 million in the second quarter of 2008 compared to $14.7 million in the second quarter of 2007. Product revenue from the Oncotype DX® breast cancer assay was $26.3 million in the second quarter of 2008, an increase of 81 percent compared to $14.6 million in the second quarter of 2007, the result of continued growth in adoption and reimbursement. Contract revenue was $1.5 million in the second quarter of 2008, compared to $135,000 in the second quarter of 2007, reflecting continued collaboration with pharmaceutical partners to explore the development of tests for predicting benefit from certain targeted therapies.
“We believe the increasing impact of personalized medicine and our investment in Oncotype DX are reflected not only in our strong revenue and growth in tests delivered, but also in the narrowing of our net loss in the second quarter,” said Randy Scott, Ph.D., chairman and chief executive officer of Genomic Health. “While we work to further reduce our net loss, we will continue to invest in our product pipeline and expand our commercial efforts outside of the United States, which we expect to be important components of future growth.”
Additional Second Quarter 2008 Financial Results
During the second quarter of 2008, approximately 51 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered, reflecting established payment patterns from payors with coverage policies in place.

Cost of product revenue was $6.9 million in the second quarter of 2008, compared to $4.2 million for the second quarter of 2007. Research and development expenses for the second quarter of 2008 were $7.3 million, compared to $5.2 million for the same period in 2007. Selling and marketing and general and administrative expenses for the second quarter of 2008 were $18.1 million, compared to $12.9 million for the same period in 2007. Included in second quarter 2008 operating expenses was $2.3 million of stock-based compensation expense, compared to $1.5 million in the same period in 2007.
Net loss was $4.1 million in the second quarter of 2008, compared to $7.2 million in the second quarter of 2007. Basic and diluted net loss per share was $0.15 in the second quarter of 2008, compared to a net loss per share of $0.28 in the second quarter of 2007.
Financial Results for Six Months Ended June 30, 2008
Total revenue for the six months ended June 30, 2008 was $51.2 million, compared to $28.8 million for the first six months of 2007. Product revenue for the six months ended June 30, 2008 was $49.7 million, compared to $27.7 million for the first six months of 2007. Contract revenue constituted the balance of revenue for the first six months of 2008 and 2007.
Cost of product revenue for the six months ended June 30, 2008 was $12.7 million, compared to $8.0 million for the comparable period in 2007. Research and development expenses for the first six months of 2008 were $13.7 million, compared to $10.4 million in the first six months of 2007. Selling and marketing and general and administrative expenses for the first six months of 2008 were $36.3 million, compared to $25.2 million in the first six months of 2007. The increase in expenses includes stock-based compensation expense of $4.5 million in the first six months of 2008 compared to $2.8 million for the same period in 2007.
Net loss for the six months ended June 30, 2008 was $10.7 million, compared to $14.0 million for the first six months of 2007. Basic and diluted net loss per share was $0.38 for the six months ended June 30, 2008, compared to a net loss per share of $0.55 for the first six months of 2007.
Cash and Cash Equivalents
Cash and cash equivalents and investments at June 30, 2008 were $60.6 million compared to $65.4 million at March 31, 2008 and $68.4 million at December 31, 2007.
Updated 2008 Outlook and Financial Guidance
The company is providing the following revised guidance for the full year ending December 31, 2008:
▪	Increasing expected test results delivered to 38,000 to 40,000 test results, from previous guidance of 34,000 to 37,000 test results.

▪	Projecting total revenue in a range between $105 million and $110 million, compared to previous guidance of $100 million to $110 million, with an expectation that full-year revenue may be at the higher end of this guidance.

▪	Continuing to expect net loss of $15 million to $20 million for 2008, with the net loss narrowing in the second half of 2008 as compared to the first half of 2008.

Recent Highlights and Accomplishments
Physician Usage and Adoption
▪	More than 9,690 test results were delivered in the second quarter of 2008, compared to more than 5,750 test results delivered in the second quarter of 2007.

▪	More than 18,850 test results were delivered in the first half of 2008, compared to more than 11,200 test results delivered in the first half of 2007.

▪	More than 65,000 Oncotype DX test results have been delivered to patients.
Peer-Reviewed Publications and Medical Meeting Presentations

▪	The Journal of Clinical Oncology published a study online showing that the Oncotype DX Recurrence Score provides additional prognostic information in patients with early-stage breast cancer beyond that derived from Adjuvant! Online, an online tool that evaluates clinical variables to help physicians and patients assess the risks and benefits of getting additional therapy after surgery.

▪	Two abstracts were accepted for presentation at the ASCO Breast Cancer Symposium in September of 2008.

▪	The Journal of Clinical Oncology published results of a study demonstrating the utility of Oncotype DX in measuring quantitative gene expression for ER and PR status, indicating that quantitative RT-PCR, as performed in the Oncotype DX breast cancer assay, is a reliable method for determining hormone receptor status in breast cancer.

▪	Presented results from two initial studies with collaborators that could lead to the development of new tests for predicting benefit from certain targeted therapies in cancer, at the 2008 ASCO meeting in June.
Reimbursement Progress for Oncotype DX
▪	In June, Palmetto GBA, the company that will replace National Heritage Insurance Company (NHIC) as the Medicare administrative contractor, posted local coverage decisions for its jurisdiction that included Oncotype DX. This coverage decision follows the identical criteria previously set forth by NHIC. We expect to begin processing claims with Palmetto in September of 2008.

▪	Gained coverage for over 6.9 million additional lives for access to Oncotype DX.
o	Blue Cross Blue Shield plans of Louisiana, Mississippi and Northeastern Pennsylvania established policies covering approximately 2.3 million lives.

o	Group Health Incorporated and HIP Health Plan of New York established policies covering approximately 4.6 million lives.
Product Pipeline
Breast Cancer
▪	Targeting inclusion of quantitative HER2 scores in all Oncotype DX reports by the end of 2008.

▪	Conducting a study using Oncotype DX in breast cancer patients treated with aromatase inhibitors with the goal of reporting results this year.
Colon Cancer
▪	Received first trial specimens for our clinical validation study, which we expect to begin in the second half of 2008.

▪	Received milestone payment from Bristol-Myers Squibb related to Genomic Health’s program to identify genes to predict response to cetuximab (Erbitux®).
Other Cancers
▪	Established collaborators and identified sources of clinical samples to further our prostate and lung cancer programs.

▪	Began gene identification work to develop a prognostic test for patients with renal cell carcinoma, clear cell type, under the Pfizer collaboration announced in January of 2008.
International
▪	Initiated a study supporting Japanese investigators as they gain clinical experience with Oncotype DX for early-stage breast cancer patients.

▪	Processing samples from patients in Canada, Ireland and Peru enrolled in the National Cancer Institute-sponsored TAILORx study, which has expanded internationally.
Conference Call Details
To access the live conference call today, August 5, at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 56195752. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 12 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 56195752.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX®, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to further reduce our net loss; our ability to expand our efforts outside of the United States; our expectation that we will continue to invest in our product pipeline; the expected components of any future growth in our business; our plans to broaden the clinical utility of Oncotype DX to include reporting of quantitative HER2 scores; the results of a study regarding patients treated with aromatase inhibitors and our goals with respect to reporting results of that study; the timing of a validation study for a potential assay for colon cancer; the outcome of our study in Japan; our ability to develop a test for patients with renal cell carcinoma, clear cell type and the success of our collaboration with Pfizer; the outcome or success of planned or ongoing clinical trials and our expectations regarding potential clinical outcomes; the applicability of clinical study results to actual outcomes; the impact of the inclusion of Oncotype DX in treatment guidelines, additional clinical studies and our commercial efforts on continuing growth in adoption, reimbursement and revenue growth; our expectations regarding coverage for our test by Palmetto, the new Medicare administrative contractor for our test; and our revised 2008 financial guidance regarding expected range of test results delivered, our range of expected total revenue and our range of expected net loss. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing test and any future tests we may develop; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; the results of clinical trials; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward- looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
(Financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

	(Unaudited)		(Unaudited)
REVENUES:
Product revenues	$26,327	$14,555	$49,682	$27,701
Contract revenues	1,456	135	1,541	1,077

Total revenues	27,783	14,690	51,223	28,778

OPERATING EXPENSES:
Cost of product revenues	6,850	4,172	12,734	8,019
Research and development	7,322	5,224	13,728	10,394
Selling and marketing	11,827	8,740	24,194	16,893
General and administrative	6,225	4,186	12,130	8,275

Total operating expenses	32,224	22,322	62,786	43,581

Loss from operations	(4,441)	(7,632)	(11,563)	(14,803)

Other income (expense):
Interest income	448	612	1,069	1,128
Interest and other expense	(106)	(178)	(239)	(373)

Net loss	$(4,099)	$(7,198)	$(10,733)	$(14,048)

Basic and diluted net loss per share	$(0.15)	$(0.28)	$(0.38)	$(0.55)

Shares used to compute basic and diluted net loss per share	28,262,407	26,141,476	28,239,908	25,355,685

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	30-Jun-08	31-Dec-07
	(Unaudited)	(Audited)
Cash and cash equivalents	$17,222	$39,164
Short-term investments	43,405	29,196
Accounts receivable, net	7,360	5,089
Prepaid expenses and other current assets	4,649	3,105

Total current assets	72,636	76,554

Property and equipment, net	13,041	10,412
Restricted cash	500	500
Other assets	411	463

Total assets	$86,588	$87,929

Accounts payable	$1,913	$1,966
Accrued expenses and other current liabilities	9,975	7,616
Deferred revenue	4,168	1,008
Notes payable, current	2,405	2,687
Notes payable, long-term	940	2,039
Other liabilities	1,695	1,447
Stockholders’ equity	65,492	71,166

Total liabilities and stockholders’ equity	$86,588	$87,929

The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2007.